Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2019 Third Quarter;
Reaffirms Fiscal 2019 Earnings Guidance
DALLAS (August 7, 2019) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its third quarter ended June 30, 2019.

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Consolidated net income for the three months ended June 30, 2019 was $80.5 million or $0.68 per diluted share, compared with consolidated net income of $71.2 million, or $0.64 per diluted share for the same period last year.

•	Capital expenditures rose 10 percent to $1,199.2 million for the nine months ended June 30, 2019, with approximately 87 percent of that spending related to system safety and reliability investments.

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Fiscal 2019 earnings expected to be at the higher end of the tightened range of $4.25 to $4.35 per diluted share. Capital expenditures are expected to remain in the previously announced range of $1.65 billion to $1.75 billion in fiscal 2019.

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The company's Board of Directors has declared a quarterly dividend of $0.525 per common share. The indicated annual dividend for fiscal 2019 is $2.10, which represents an 8.2% increase over fiscal 2018.

For the nine months ended June 30, 2019, consolidated net income was $453.0 million or $3.88 per diluted share, compared with consolidated net income of $564.3 million, or $5.09 per diluted share for the same period last year. Adjusted net income for the nine months ended June 30, 2018, which excludes a one-time income tax benefit related to the TCJA of $165.5 million, or $1.49 per diluted share, was $398.8 million, or $3.60 per diluted share.
“We remain focused on deploying new technologies and building scale in our operations as we increase our capital investment to enhance the safety and reliability of our system,” said Mike Haefner, chief executive officer of Atmos Energy Corporation. “With most of our significant rate activities for the fiscal year concluded and strong visibility into the remainder of the year, we maintain our outlook for fiscal 2019 earnings to be in the range of $4.25 to $4.35 per diluted share,” Haefner concluded.

Results for the Three Months Ended June 30, 2019
Operating income declined by $2.1 million to $122.2 million for the three months ended June 30, 2019 compared to the prior-year quarter due to higher operating expenses. Increased Contribution Margins driven by positive rate case outcomes, customer growth in our distribution segment and higher margins in our pipeline and storage segment were offset by lower consumption, higher operation and maintenance and depreciation expenses in the current-year quarter.
Distribution Contribution Margin increased $0.8 million to $305.4 million for the three months ended June 30, 2019, compared with $304.6 million in the prior-year quarter. Contribution Margin reflects a net $7.1 million increase in rates, primarily in our Mid-Tex and West Texas divisions and a $2.9 million increase from customer growth, primarily in our Mid-Tex division. These increases were partially offset by a net $3.8 million decrease in consumption.
Pipeline and storage Contribution Margin increased $22.2 million to $149.3 million for the three months ended June 30, 2019, compared with $127.1 million in the prior-year quarter. This increase is attributable to a net $16.5 million increase in rates, due to the GRIP filings approved in fiscal 2018 and 2019, and a net increase of $4.5 million due to wider spreads and positive supply and demand dynamics in the Permian Basin.
Operation and maintenance expense for the three months ended June 30, 2019, was $164.5 million, compared with $143.7 million for the prior-year quarter. This $20.8 million increase was primarily driven by increased pipeline maintenance and related activities and higher employee and training costs in the current-year quarter.

Results for the Nine Months Ended June 30, 2019
Operating income increased $19.0 million to $656.3 million for the nine months ended June 30, 2019, compared to $637.3 million in the prior-year period, which primarily reflects positive rate outcomes, customer growth in the distribution business and higher volumes and margins in our pipeline and storage segment, partially offset by higher operation and maintenance, depreciation and property tax expenses in the current-year period.
Distribution Contribution Margin increased $20.2 million to $1,194.1 million for the nine months ended June 30, 2019, compared with $1,173.9 million in the prior-year period. Contribution Margin reflects a net $23.8 million increase in rates, primarily in the Mid-Tex, Mississippi, West Texas and Louisiana divisions. In addition, customer growth increased $10.6 million, primarily in our Mid-Tex division. These increases were partially offset by decreases of $8.7 million in pass-thru taxes and consumption of $4.7 million, primarily in our Mid-Tex division.
Pipeline and storage Contribution Margin increased $46.8 million to $419.9 million for the nine months ended June 30, 2019, compared with $373.1 million in the prior-year period. This increase is primarily attributable to a net $33.3 million increase in revenue from GRIP filings approved in fiscal 2018 and 2019. In addition, transportation revenues and volumes increased Contribution Margin by a net $9.4 million due to wider spreads and positive supply and demand dynamics impacting the Permian Basin.

Operation and maintenance expense for the nine months ended June 30, 2019 was $452.6 million, compared with $432.0 million for the prior-year period. This $20.6 million increase primarily reflects increased pipeline maintenance and related activities, higher employee and training costs, and software license fees in the current-year period, partially offset by the absence of costs incurred for the Northwest Dallas outage in the prior-year period.
Capital expenditures increased $110.7 million to $1,199.2 million for the nine months ended June 30, 2019, compared with $1,088.5 million in the prior-year period, due to continued spending for infrastructure replacements and enhancements.
For the nine months ended June 30, 2019, the company generated operating cash flow of $808.9 million, a $226.4 million decrease compared with the nine months ended June 30, 2018. The period-over-period decrease is primarily attributable to working capital changes, particularly in our distribution segment resulting from the timing of payments for natural gas purchases and deferred gas cost recoveries.
Our equity capitalization ratio at June 30, 2019 was 60.2%, compared with 56.7% at September 30, 2018. The increase primarily reflects the effects of our fiscal 2019 financing activities and lower short-term debt at June 30, 2019.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2019 earnings to be at the higher end of the range of $4.25 to $4.35 per diluted share. Capital expenditures for fiscal 2019 are expected to range between $1.65 billion and $1.75 billion.

Conference Call to be Webcast August 8, 2019
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2019 financial results on Thursday, August 8, 2019, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Mike Haefner, President and Chief Executive Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in subsequent filings with the Securities and Exchange Commission.
Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information in this news release utilizes certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). Specifically, the company uses Contribution Margin, defined as operating revenues less purchased gas cost, to discuss and analyze its financial performance. Its operations are affected by the cost of natural gas, which is passed through to its customers without markup and includes commodity price, transportation, storage, injection and withdrawal fees, along with hedging settlements. These costs are reflected in the income statement as purchased gas cost. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues.  Accordingly, the company believes Contribution Margin is a more useful and relevant measure to analyze its financial performance than operating revenues. The term Contribution Margin is not intended to represent operating income, the most comparable GAAP financial measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.
In addition, the enactment of the TCJA required the company to remeasure its deferred tax assets and liabilities at its new federal statutory income tax rate as of December 31, 2017, which resulted in the recognition of a non-cash income tax benefit during the nine months ended June 30, 2018. Due to the non-recurring nature of this benefit, the company believes that net income and diluted earnings per share before the one-time, non-cash income tax benefit, provides a more useful and relevant measure to analyze its financial performance than net income and diluted earnings per share in order to allow investors to better analyze the company's core results and allow the information to be presented on a comparative basis to the prior year. Accordingly, the discussion and analysis of the company's financial performance will reference adjusted net income and adjusted diluted earnings per share, which is calculated as follows:

	Nine Months Ended June 30
	2019	2018	Change
	(In thousands, except per share data)
Net income	$453,000	$564,317	$(111,317)
TCJA non-cash income tax benefit	—	(165,522)	165,522
Adjusted net income	$453,000	$398,795	$54,205

Diluted net income per share	$3.88	$5.09	$(1.21)
Diluted EPS from TCJA non-cash income tax benefit	—	(1.49)	1.49
Adjusted diluted net income per share	$3.88	$3.60	$0.28

About Atmos Energy
Atmos Energy Corporation is the nation’s largest fully regulated, natural gas-only distributor of safe, clean, efficient and affordable energy. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and our infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. An S&P 500 company headquartered in Dallas, Atmos Energy serves more than 3 million distribution customers in over 1,400 communities across eight states and manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.  Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30
(000s except per share)	2019	2018
Operating revenues
Distribution segment	$444,944	$535,488
Pipeline and storage segment	149,198	127,633
Intersegment eliminations	(108,404)	(100,876)
	485,738	562,245
Purchased gas cost
Distribution segment	139,518	230,887
Pipeline and storage segment	(96)	561
Intersegment eliminations	(108,096)	(100,562)
	31,326	130,886
Contribution Margin	454,412	431,359
Operation and maintenance expense	164,545	143,748
Depreciation and amortization	97,700	90,671
Taxes, other than income	69,965	72,620
Total operating expenses	332,210	307,039
Operating income	122,202	124,320
Other non-operating income (expense)	1,645	(3,330)
Interest charges	19,592	23,349
Income before income taxes	104,255	97,641
Income tax expense	23,789	26,448
Net income	$80,466	$71,193

Basic net income per share	$0.68	$0.64
Diluted net income per share	$0.68	$0.64
Cash dividends per share	$0.525	$0.485
Basic weighted average shares outstanding	118,075	111,851
Diluted weighted average shares outstanding	118,430	111,851

	Three Months Ended June 30
Summary Net Income by Segment (000s)	2019	2018
Distribution	$32,398	$35,344
Pipeline and storage	48,068	35,849
Net income	$80,466	$71,193

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30
(000s except per share)	2019	2018
Operating revenues
Distribution segment	$2,341,668	$2,595,571
Pipeline and storage segment	419,318	375,051
Intersegment eliminations	(302,821)	(299,776)
	2,458,165	2,670,846
Purchased gas cost
Distribution segment	1,147,598	1,421,698
Pipeline and storage segment	(544)	1,906
Intersegment eliminations	(301,887)	(298,841)
	845,167	1,124,763
Contribution Margin	1,612,998	1,546,083
Operation and maintenance expense	452,572	431,952
Depreciation and amortization	290,537	268,426
Taxes, other than income	213,546	208,400
Total operating expenses	956,655	908,778
Operating income	656,343	637,305
Other non-operating expense	(1,846)	(8,054)
Interest charges	74,390	82,162
Income before income taxes	580,107	547,089
Income tax expense (benefit)	127,107	(17,228)
Net income	$453,000	$564,317

Basic net income per share	$3.89	$5.09
Diluted net income per share	$3.88	$5.09
Cash dividends per share	$1.575	$1.455
Basic weighted average shares outstanding	116,485	110,707
Diluted weighted average shares outstanding	116,673	110,707

	Nine Months Ended June 30
Summary Net Income by Segment (000s)	2019	2018
Distribution	$318,976	$429,686
Pipeline and storage	134,024	134,631
Net income	$453,000	$564,317

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2019	2018
Net property, plant and equipment	$11,340,596	$10,371,147
Cash and cash equivalents	46,163	13,771
Accounts receivable, net	285,433	253,295
Gas stored underground	106,014	165,732
Other current assets	65,924	46,055
Total current assets	503,534	478,853
Goodwill	730,419	730,419
Deferred charges and other assets	306,549	294,018
	$12,881,098	$11,874,437

Shareholders' equity	$5,641,996	$4,769,951
Long-term debt	3,529,135	2,493,665
Total capitalization	9,171,131	7,263,616
Accounts payable and accrued liabilities	206,500	217,283
Other current liabilities	494,932	547,068
Short-term debt	74,942	575,780
Current maturities of long-term debt	125,000	575,000
Total current liabilities	901,374	1,915,131
Deferred income taxes	1,280,307	1,154,067
Regulatory excess deferred taxes	709,974	739,670
Deferred credits and other liabilities	818,312	801,953
	$12,881,098	$11,874,437

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2019	2018
Cash flows from operating activities
Net income	$453,000	$564,317
Depreciation and amortization	290,537	268,426
Deferred income taxes	120,220	139,852
One-time income tax benefit	—	(165,522)
Other	9,649	18,007
Changes in assets and liabilities	(64,478)	210,216
Net cash provided by operating activities	808,928	1,035,296
Cash flows from investing activities
Capital expenditures	(1,199,199)	(1,088,472)
Proceeds from the sale of discontinued operations	4,000	3,000
Debt and equity securities activities, net	(4,041)	(7,857)
Other, net	3,839	6,105
Net cash used in investing activities	(1,195,401)	(1,087,224)
Cash flows from financing activities
Net decrease in short-term debt	(500,838)	(202,968)
Proceeds from issuance of long-term debt, net of premium/discount	1,045,221	—
Net proceeds from equity offering	593,731	395,092
Issuance of common stock through stock purchase and employee retirement plans	14,128	15,850
Settlement of interest rate swaps	(90,141)	—
Repayment of long-term debt	(450,000)	—
Cash dividends paid	(181,982)	(160,007)
Debt issuance costs	(11,254)	—
Other	—	(1,518)
Net cash provided by financing activities	418,865	46,449
Net increase (decrease) in cash and cash equivalents	32,392	(5,479)
Cash and cash equivalents at beginning of period	13,771	26,409
Cash and cash equivalents at end of period	$46,163	$20,930

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2019	2018	2019	2018
Consolidated distribution throughput (MMcf as metered)	76,192	82,448	404,370	386,783
Consolidated pipeline and storage transportation volumes (MMcf)	181,292	180,371	517,188	484,456
Distribution meters in service	3,284,722	3,249,780	3,284,722	3,249,780
Distribution average cost of gas	$3.35	$4.68	$4.06	$5.27
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